May 20, 2005



Mail Stop 3-8

By Facsimile and U.S. Mail

Douglas H. Yaeger
Chief Executive Officer, President and Chairman of the Board
The Laclede Group, Inc
Laclede Gas Company
720 Olive Street
St. Louis, Missouri 63101

Re:	Form 10-K for the year ended September 30, 2004
	Filed November 19, 2004
	File No.  1-16681
	File No.  1-1822

Dear Mr. Yaeger:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


										Jim Allegretto
			Sr. Assistant Chief Accountant